Exhibit 11
                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per-share amounts)

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

                                                                       Three Months Ended
                                                                    September 26,   September 27,
                                                                        1999            1998
                                                                    -------------  --------------

Net income (loss)                                                     $   (338)      $  3,785
                                                                      ========       ========
Basic:
     Basic weighted average shares outstanding                          10,107         10,318
                                                                        ======         ======

      Basic net income (loss) per share                               $  (0.03)      $   0.37
                                                                       ========      ========
Net income (loss)                                                     $   (338)      $  3,785
Interest expense on Mandatorily Redeemable Convertible
     Preferred Securities, net of applicable income taxes                  --             771
                                                                       --------      --------
Net income (loss), adjusted                                           $   (338)      $  4,556
                                                                      ========       ========
Diluted:
     Weighted average shares outstanding                                10,107         10,318
     Add dilutive effect of stock options based on treasury
          stock method using average market price                          --             166
     Add shares contingently issuable to the former owner of Kalish        --             123
     Assumed conversion of manditorily redeemable convertible
          preferred securities                                             --           1,806
                                                                      ---------         -----
                                                                        10,107         12,413
                                                                        =======        ======
     Diluted net income (loss) per share                              $  (0.03)      $   0.37
                                                                      ========       ========

NOTE: For the three months ended September 26, 1999, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.

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